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                                                                      EXHIBIT 99

CONTACT:
Augustine Lawlor
LeukoSite, Inc.                                     Robert Gottlieb
(617) 621-9350 ext. 4020                            Feinstein Kean Partners Inc.
gus_lawlor@leukosite.com                            (617) 577-8110
www.leukosite.com                                   www.fkpi.com


For Immediate Release


                  LeukoSite Signs Agreement to Acquire CytoMed;
     Purchase Expected to Add $15 Million in Cash and Two Clinical Compounds


Cambridge, MA, January 4, 1999 - LeukoSite, Inc. (Nasdaq: LKST) announced today it has signed a definitive agreement to acquire CytoMed, Inc., a privately-held biotechnology company based in Cambridge, Massachusetts. The acquisition is expected to provide LeukoSite with approximately $15 million in cash and committed cash payments and two compounds in clinical trials. The acquisition, which has been approved by both companies' boards of directors, is expected to close during February, subject to customary closing conditions including approval by the stockholders of CytoMed.

Under the terms of the agreement, LeukoSite will issue to CytoMed stockholders approximately 1.6 million shares of preferred stock priced at $11.88 per share at two points over the next ten months. In addition, CytoMed shareholders may receive up to $23.5 million in cash and 84,000 shares of LeukoSite stock for the achievement of clinical development and regulatory milestones related to the CytoMed products.

 "LeukoSite's strategy is to build a large pipeline of therapeutic drugs and to sustain the growth of our portfolio through the discovery of new targets and compounds that selectively treat diseases of the immune system," said Christopher Mirabelli, Ph.D., Chairman and CEO of LeukoSite. "The additional financial resources from CytoMed will support our continued investment in developing our expanded portfolio of new drugs to treat major inflammatory conditions. The two CytoMed compounds, which target asthma and skin inflammatory diseases, expand our clinical pipeline." He noted that including the cash to be received in the CytoMed acquisition at the closing, LeukoSite will have over $50 million in cash, committed cash and an available credit facility.

Upon closing, LeukoSite will exchange approximately 935,000 shares of preferred stock based on a price $11.88 per share for all the preferred and common shares of CytoMed. The conversion of LeukoSite preferred stock into common stock is fixed at one share of common stock for each share of preferred stock issued in the transaction. LeukoSite will ask its shareholders to approve the conversion of the preferred into common at LeukoSite's upcoming annual meeting.


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In October 1999, upon receipt of a $6 million payment due to CytoMed from UCB
Pharma, LeukoSite will issue an additional 631,000 shares to CytoMed stockholders. This expected $6 million payment from UCB is related to the sale in October 1998 of certain CytoMed research programs and inflammation-related technology. Including the shares expected to be issued at closing and in October 1999, LeukoSite will have approximately 13.5 million shares outstanding.

LeukoSite will acquire two CytoMed small molecule development programs, CMI-977 for the treatment of asthma and CMI-392 for the treatment of chronic inflammatory skin disorders. These two compounds join three LeukoSite monoclonal antibodies in clinical development, including CAMPATH-Registered Trademark- in pivotal studies in patients with refractory chronic lymphocytic leukemia; LDP-02 in Phase II studies in patients with inflammatory bowel disease; and LDP-01 in Phase I/IIa trials in kidney transplant and stroke patients.

CMI-977 is an orally active compound that selectively inhibits the production of leukotrienes, a class of molecules that play an important role in triggering bronchial asthma. In 1999 LeukoSite plans to begin a Phase IIa clinical trial of CMI-977 in asthma to assess its safety, tolerability and biological activity. CMI-392 is formulated as a topical product designed to block two biochemical pathways involving inflammation. The compound is currently undergoing initial Phase II studies in adults with psoriasis and children with atopic dermatitis. In addition LeukoSite will acquire CytoMed's complement inhibition research program.

Hambrecht and Quist advised LeukoSite in the transaction. QED Technologies, L.P., and LEK/Alcar Consulting Group, LLC advised CytoMed.

LeukoSite is a biotechnology company developing proprietary drugs designed to block disease-promoting actions of white blood cells. The focus of LeukoSite's research and development is on drugs for the treatment of cancer, autoimmune and inflammatory diseases. LeukoSite has eight research and development programs underway and three drug candidates in clinical development. The Company is collaborating with Warner-Lambert Company, Roche Bioscience, Kyowa Hakko Kogyo Co., Ltd., Genentech, Inc., Ilex Oncology, Inc. and MorphoSys AG.

Statements in this press release regarding the expected receipt of cash from UCB Pharma, the development of the Company's and CytoMed's drug candidates, including the ability to complete enrollment in clinical trials and to otherwise conduct or commence clinical trials, constitute forward-looking statements and are subject to numerous risks and uncertainties, including but not limited to the difficulty in identifying and recruiting suitable patients for clinical trials, risks in technology and product development, failure to successfully complete clinical trials or obtain required regulatory approvals, competitive risks and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The actual results may differ materially from those projected in the forward-looking statements. The Company disclaims any obligation to update these forward-looking statements.

News releases issued by LeukoSite, Inc. are available through PR Newswire's "Company News On-Call," by calling 1-800-758-5804 and entering the Company's extension number 114510.

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